AMENDMENT NO. 2 OF THE
SOUTHERN STATES BANCSHARES, INC.
2017 INCENTIVE STOCK COMPENSATION PLAN

This Amendment No. 2 to the Southern States Bancshares, Inc. 2017 Stock Compensation Plan is adopted by the Board of Directors of Southern States Bancshares, Inc. (the “Company”), an Alabama corporation, as of the _____ day of         , 2023.

WHEREAS, the Company previously adopted the 2017 Incentive Stock Compensation Plan as of May 16, 2018, which was subsequently amended and restated on June 23, 2021 to include the original Plan and all amendments made through June 23, 2021, and further amended by Amendment No. 1 as of December 21, 2022 (together, the “Plan”); and

WHEREAS, the Board desires to further amend the Plan to clarify certain stock option exercise and tax withholding procedures.

NOW THEREFORE, the Plan is hereby amended as follows:

1.Article II, Section 2.02(h) is amended to remove the reference to “Incentive Stock Options” beginning in line four and shall read in its entirety as follows:

(h) A person electing to exercise an Option shall give written notice of such election to the Company in such form as the Committee may require, accompanied by payment in cash or in such other manner as may be approved by the Committee in an amount equal to the full purchase price of the shares of Common Stock for which the election is made. As determined by the Committee, in its sole discretion, whether before or after the Grant Date, payment in full or in part may be made in the form of unrestricted Common Stock already owned by the Grantee or in the form of a withholding of sufficient shares of Common Stock otherwise issuable upon the exercise of the Option to constitute payment of the purchase price based, in each case, on the Fair Market Value of the Common Stock on the date the Option is exercised; provided that an election to make such payment in Common Stock or to have shares so withheld, in addition to being subject to the approval of the Committee, shall be irrevocable.

Further, upon written request and authorization of the Grantee and to the extent permitted by applicable law, the Committee may allow arrangements whereby an Option may be exercised and the exercise price (together with any tax withholding obligations of the Grantee) paid pursuant to arrangements with brokerage firms permitted under Regulation T of the Board of Governors of the Federal Reserve System (or successor regulations or statutes). In no event, however, may such transaction or arrangement occur if a violation by the Grantee of applicable state or federal securities laws would result therefrom.

2.Article IV, Section 4.05(c) is amended to clarify the procedures for the referenced tax election and read in its entirety as follows:

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(c) An election by a Grantee to deliver shares of Common Stock already owned by the Grantee or to have shares withheld for purposes of Section 2.02(h) of the Plan (an “Election”) must meet the following requirements in order to be effective:

(i) the Election must be made prior to the Tax Date;

(ii) the Election is irrevocable; and

(iii) except with respect to Grantee’s who are subject to Section 16 of the Exchange Act, the Election may be disapproved by the Committee in its sole discretion.

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